Exhibit 10.2

this TRANSACTION Support Agreement DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, an offer or a solicitation with respect to any securities. any such offer or solicitation will comply with all applicable securities laws. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS TRANSACTION SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS TRANSACTION SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of September 30, 2024 (as amended, modified or supplemented from time to time in accordance with the terms hereof, and including all exhibits, annexes, and schedules attached hereto and thereto, this “Agreement”), is entered into by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, a “Party” and, collectively, the “Parties”)1:

(i) EchoStar Corporation and DISH Network Corporation (“DISH”) and each of their direct and indirect subsidiaries party hereto listed on Exhibit A (each such Person, a “Company Party” and, collectively, the “Company”);

(ii) the undersigned beneficial owners of or holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that beneficially own or hold (collectively, the “Consenting DNC 2025 Noteholders”) DNC 2025 Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder Agreement, or a Transfer Agreement to Company Counsel and Co-Op Group Counsel; and

1        Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

(iii) the undersigned beneficial owners of or holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that beneficially own or hold (collectively, the “Consenting DNC 2026 Noteholders” and, together with the Consenting DNC 2025 Noteholders, the “Consenting Creditors”) DNC 2026 Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder Agreement, or a Transfer Agreement to Company Counsel and Co-Op Group Counsel.

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have engaged in arm’s-length, good-faith negotiations regarding the terms of a recapitalization of the Company’s indebtedness and other obligations on the terms and subject to the conditions set forth in this Agreement and the Transaction Term Sheet (as defined below) (such exchange and any related transactions, including the Exchange Transactions, the “Transactions”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound this Agreement, agrees as follows:

AGREEMENT

1.	Definitions. The following terms shall have the following definitions:

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 of this Agreement have been satisfied or waived in accordance with this Agreement.

“Alternative Transaction” means any liquidation, winding up, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, dissolution, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties (or any direct or indirect subsidiary thereof) or the assets, debt or equity thereof, or other interests therein that is (i) not consistent with this Agreement, (ii) not expressly contemplated by this Agreement, or (iii) is an alternative to the Transactions.

“Applicable Co-Op Group Counsel” means, (i) with respect to any DNC 2025 Notes that were subject to the DNC 2025 Co-Op Agreement immediately prior to the Agreement Effective Date, the DNC 2025 Co-Op Group Counsel; (ii) with respect to any DNC 2026 Notes that were subject to the DNC 2026 Co-Op Agreement immediately prior to the Agreement Effective Date, the DNC 2026 Co-Op Group Counsel; and (iii) with respect to any New Money Rights, the DNC 2025 Co-Op Group Counsel.

“ATM Maximum Amount” means $148,000,000.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chosen Courts” means either the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in each case, in New York County.

“Claims” means (a) any claim or right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any claim or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Closing” means the closing of the Transactions.

“Commitment Agreement” means the commitment agreement pursuant to which the Commitment Parties will fund and/or backstop the full principal amount of the New Money Notes, substantially in the form attached hereto as Exhibit B.

“Commitment Parties” means the parties signatory to the Commitment Agreement as “Commitment Parties” thereunder.

“Company Claims” means, collectively, (i) any Claim against any Company Party solely with respect to the DNC 2025 Notes and DNC 2026 Notes, and (ii) any New Money Rights. For the avoidance of doubt, Company Claims shall not include any other debt of any Company Party.

“Company Counsel” means White & Case LLP.

“Company Party” has the meaning set forth in the preamble of this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to public disclosure of material non-public information, in connection with any proposed Transactions between the Company, on the one hand, and any Consenting Creditor, on the other.

“Consenting Creditor” has the meaning set forth in the preamble of this Agreement.

“Consenting DNC 2025 Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting DNC 2026 Noteholders” has the meaning set forth in the preamble of this Agreement.

“Convertible Notes” means the new Spectrum Senior Secured Exchange Convertible Notes due 2030 issued under the Convertible Notes Indenture pursuant to the Exchange Transactions.

“Convertible Notes Indenture” means the indenture governing the Convertible Notes, the terms and conditions of which are consistent with the terms and conditions set forth in the Transaction Term Sheet.

“Co-Op Agreements” means the DNC 2025 Co-Op Agreement and the DNC 2026 Co-Op Agreement.

“Co-Op Group Counsel” means, collectively, the DNC 2025 Co-Op Group Counsel and the DNC 2026 Co-Op Group Counsel.

“Co-Op Group Advisors” means, collectively, (i) each Co-Op Group Counsel, (ii) Centerview Partners LLC, (iii) Fletcher Heald & Hildreth, PLC, (iv) Altman Solon US, LP, and (v) Perella Weinberg Partners LP.

“DBS 2024 Notes” means the 5.875% Senior Notes due 2024 issued under that certain Indenture, dated as of November 20, 2014, by and between DISH DBS Corporation and U.S. Bank National Association, as Trustee.

“DBS Documents” means the EPA, the LSA and any and all documents, including any indentures, credit agreements, loan agreement, debt instruments, together with all other guarantees, collateral and security documents, agreements, exhibits, schedules, promissory notes, financing statements, assignments, indemnities, closing statements, certificates, affidavits, stock powers, letters of credit, consents, instruments, or documents of any kind or nature whatsoever relating thereto (and in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time), related to or with respect to the DBS Transactions.

“DBS Transactions” means the transactions contemplated by (a) that certain Equity Purchase Agreement dated as of September 29, 2024 by and between EchoStar Corporation and DIRECTV Holdings, LLC (the “EPA”) and (b) that certain Loan and Security Agreement dated as of September 29, 2024 by and among DISH DBS Issuer LLC, as borrower, the lenders party thereto and Alter Domus (US) LLC, as administrative agent (the “LSA”).

“Debt Document” means (a) the indentures governing the Existing Notes; and (b) any other existing or future funded or other debt instruments of the Company and any other definitive documentation in respect of any such debt instruments, in each case together with all other guarantees, collateral and security documents, agreements, exhibits, schedules, promissory notes, financing statements, assignments, indemnities, closing statements, certificates, affidavits, stock powers, letters of credit, consents, instruments, or documents of any kind or nature whatsoever relating thereto (and in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Definitive Documents” means, collectively, each of the documents set forth in Section 4 of this Agreement.

“DISH” has the meaning set forth in the preamble of this Agreement.

“DNC 2025 Co-Op Agreement” means that certain Cooperation Agreement, dated July 23, 2024, by and among the Consenting DNC 2025 Noteholders party thereto.

“DNC 2025 Co-Op Group Counsel” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to an ad hoc group of holders of DNC 2025 Notes.

“DNC 2025 Notes” means the 0% Convertible Senior Notes due 2025 issued under that certain Indenture, dated as of December 21, 2020, by and between DISH and U.S. Bank Trust Company, National Association, as Trustee.

“DNC 2025 Notes Exchange” means the exchange of certain of the DNC 2025 Notes for Exchange Notes and Convertible Notes, on the terms and subject to the conditions set forth in the Registration Statement.

“DNC 2026 Co-Op Agreement” means that certain Cooperation Agreement, dated January 19, 2024, by and among the Consenting DNC 2026 Noteholders party thereto.

“DNC 2026 Co-Op Group Counsel” means Akin Gump Strauss Hauer & Feld LLP, as counsel to an ad hoc group of holders of DNC 2026 Notes.

“DNC 2026 Notes” means the 3.375% Convertible Notes due 2026 issued under that certain Indenture, dated as of August 8, 2016, by and between DISH and U.S. Bank National Association, as Trustee.

“DNC 2026 Notes Exchange” means the exchange of certain of the DNC 2026 Notes for Exchange Notes and Convertible Notes, on the terms and subject to the conditions set forth in the Registration Statement.

“Equity Securities” means Class A common stock, par value $0.001 per share, of EchoStar Corporation.

“Equity Subscription Agreements” means the subscription agreements, dated as of September 30, 2024, between the Company and the investors party thereto providing for aggregate subscriptions of $400,000,000.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and including any rule or regulation promulgated thereunder.

“Exchange Notes” means the new Spectrum Senior Secured Exchange Notes due 2030 issued under the Exchange Notes Indenture pursuant to the Exchange Transactions.

“Exchange Notes Indenture” means the indenture governing the Exchange Notes, the terms and conditions of which are consistent with the terms and conditions set forth in the Transaction Term Sheet.

“Exchange Transactions” means the DNC 2025 Notes Exchange and the DNC 2026 Notes Exchange, on the terms and subject to the conditions set forth in the Registration Statement.

“Existing Notes” means, collectively, the DNC 2025 Notes and the DNC 2026 Notes.

“FCC” means the Federal Communications Commission.

“FCC Approvals” means the issuance by the FCC of any licenses, authorizations, or other approvals, including the submission of any notice, by the Company Parties that are required to effectuate, or are required as a result of, the Transactions.

“Governmental Approval” means the approval of, including the submission of required prior notice with, relevant federal, state, local, foreign or other Governmental Regulatory Authority having jurisdiction over the Company Parties required to effectuate the Transactions, including FCC Approvals.

“Governmental Regulatory Authority” means any non-U.S. or U.S. federal, state, local or subdivision thereof, or legislative, judicial, executive, administrative or regulatory body or other governmental or quasi-governmental entity with competent jurisdiction, including the FCC.

“Guarantee and Security Agreement” means the guarantee and security agreement, the terms and conditions of which are consistent with the terms and conditions set forth in the Transaction Term Sheet.

“Holdings Confirmation” means a confirmation delivered by each Consenting Creditor (or by Co-Op Group Counsel on behalf of any Consenting Creditor) to Company Counsel, contemporaneously with each Consenting Creditor’s signature page to this Agreement, disclosing the DNC 2025 Notes and/or DNC 2026 Notes, as applicable, then beneficially owned or held by such Consenting Creditor (including in such Consenting Creditor’s capacity as an investment advisor, sub-advisor, or manager of discretionary accounts that beneficially own or hold DNC 2025 Notes and/or DNC 2026 Notes), which Holdings Confirmation shall be held by Company Counsel on a confidential basis.

“Intercreditor Agreements” means the pari passu intercreditor agreements, the terms and conditions of which are set forth in the Transaction Term Sheet.

“Interests” means any equity, shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and any options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests.

“Joinder Agreement” the form of joinder attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Regulatory Authority.

“New Money Notes” means new Spectrum Senior Secured Notes due 2029 to be issued upon the Closing under the New Money Notes Indenture.

“New Money Notes Indenture” means the indenture governing the New Money Notes, the terms and conditions of which are consistent with the terms and conditions set forth in the Transaction Term Sheet.

“New Money Registration Statement” means the Registration Statement on Form S-3 to be filed by the Company in connection with issuance of the New Money Notes.

“New Money Rights” has the meaning set forth in Section 6.1.

“Note Purchase Agreement” means the note purchase agreement pursuant to which the Company will sell the New Money Notes to the purchasers thereof, the terms and conditions of which are consistent with the terms and conditions set forth in the Transaction Term Sheet.

“Outside Date” means December 31, 2024.

“Permitted Transferee” means any transferee of any Company Claims that has executed a Joinder Agreement or a Transfer Agreement and delivered such Joinder Agreement or Transfer Agreement to Company Counsel and each Co-Op Group Counsel.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Regulatory Authority or other entity or organization.

“Proposed Amendments” means amendments to the indentures governing the DNC 2025 Notes and DNC 2026 Notes to be acceptable to the Company, the Required Consenting DNC 2025 Noteholders, and the Required Consenting DNC 2026 Noteholders.

“Qualified Marketmaker” means a Person that: (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Company Claims or enter into with customers long and short positions in Company Claims, in its capacity as a dealer or market maker in such Company Claims; and (b) is in fact regularly in the business of making a market in Claims against or Interests in issuers or borrowers (including debt securities or other debt).

“Registration Statement” means the Registration Statement on Form S-4 to be filed by the Company in connection with the Exchange Transactions.

“Required Consenting DNC 2025 Noteholders” means the Consenting DNC 2025 Noteholders represented by the DNC 2025 Co-Op Group Counsel that collectively hold at least two-thirds of the aggregate outstanding principal amount of DNC 2025 Notes that are held by all Consenting DNC 2025 Noteholders represented by the DNC 2025 Co-Op Group Counsel.

“Required Consenting DNC 2026 Noteholders” means the Consenting DNC 2026 Noteholders represented by the DNC 2026 Co-Op Group Counsel that collectively hold at least two-thirds of the aggregate outstanding principal amount of DNC 2026 Notes that are held by all Consenting DNC 2026 Noteholders represented by the DNC 2026 Co-Op Group Counsel.

“Restricted Period” means the period commencing as of the date each Consenting Creditor, as applicable, executes this Agreement until the Termination Date, as to such Consenting Creditor.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tender Offer Statement” means the Tender Offer Statement on Schedule TO to be filed by the Company in connection with the Exchange Transactions.

“Termination Date” means the date upon which this Agreement terminates under Section 9 hereof.

“Transaction Term Sheet” means the term sheet attached hereto as Exhibit C.

“Transfer” means a Consenting Creditor directly or indirectly selling, assigning, granting a participation interest in or otherwise transferring its right, title or interest in respect of any of its Company Claims, in whole or in part; provided, however that any pledge in favor of a bank or broker dealer at which a Consenting Creditor maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Agreement” the form of transfer agreement attached hereto as Exhibit E.

2.             Conditions to Effectiveness. This Agreement, and the rights and obligations of the Parties hereunder, shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date that all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)             the following shall have executed and delivered counterpart signature pages of this Agreement (and in the case of (ii) and (iii), Holdings Confirmations) to counsel to each of the Parties specified in Section 12.11:

(i)	each of the Company Parties; and

(ii)	Consenting DNC 2025 Noteholders that constitute at least the “Requisite Noteholders” under the DNC 2025 Co-Op Agreement, as confirmed in writing by the DNC 2025 Co-Op Group Counsel to Company Counsel; and

(iii)	Consenting DNC 2026 Noteholders that constitute at least the “Requisite Directing Holders” under the DNC 2026 Co-Op Agreement, as confirmed in writing by the DNC 2026 Co-Op Group Counsel to Company Counsel;

provided, that in the case of (ii) and (iii), such signature pages shall be treated in accordance with Section 13;

provided further, that the Company and Company Counsel shall not disclose the identity of or individual holdings of any Consenting Creditor without the prior written consent of such Consenting Creditor or unless required by applicable Law;

(b)	the Company shall have (i) entered into engagement letters with each Co-Op Group Advisor and (ii) paid or reimbursed all accrued and outstanding fees and expenses of the Co-Op Group Advisors for which an invoice has been received; and

(c)	Company Counsel shall have given notice to each Co-Op Group Counsel in the manner set forth in Section 12.11 of this Agreement (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 of this Agreement have occurred.

3.             Milestones. The Parties agree to take all commercially reasonable actions necessary or appropriate to implement the Transactions as soon as practicable in accordance with the terms and conditions set forth in this Agreement, in accordance with the following milestones (each of which may be extended, modified or waived by mutual written agreement among the Company Parties, the Required Consenting DNC 2025 Noteholders, and the Required Consenting DNC 2026 Noteholders):

(a)             each of the (1) the Tender Offer Statement and (2) the Registration Statement shall be filed by DISH by October 11, 2024;

(b)             the New Money Notes shall be issued and sold pursuant to the Commitment Agreement and the Note Purchase Agreement (as defined therein) concurrently with the settlement of the Exchange Transactions;

(c)             no later than November 12, 2024, the Company shall have irrevocably deposited into an account in the name of U.S. Bank National Association, as trustee for the 2024 Notes for and on behalf of the holders of the DBS 2024 Notes, cash sufficient to satisfy the maturity in full of the DBS 2024 Notes; and

(d)             the Closing shall have occurred by the Outside Date.

4.	Definitive Documents.

(a)             The Definitive Documents shall include all documents, agreements, commitments, deeds, filings (including any filings with the SEC), notifications, letters, instruments, election forms, subscription forms, amendments, waivers, consents and other documentation governing or otherwise relating to the Transactions, including the following:

i.              this Agreement (including the exhibits, annexes and schedules attached hereto);

ii.             the Commitment Agreement;

iii.            the Guarantee and Security Agreement;

iv.            the Note Purchase Agreement;

v.             the Intercreditor Agreements;

vi.            the Tender Offer Statement;

vii.           the Registration Statement;

viii.          the New Money Registration Statement;

ix.             the Proposed Amendments;

x.              the New Money Notes, the Exchange Notes and the Convertible Notes, the related New Money Notes Indenture, Exchange Notes Indenture and Convertible Notes Indenture, and ancillary documentation including any and all documents or agreements necessary to effectuate the entry thereof;

xi.             any and all filings with or requests for regulatory or other approvals from any Governmental Regulatory Authority;

xii.            evidence of the deposit described in Section 3(c), including a copy of the irrevocable instruction to U.S. Bank National Association, as trustee for the 2024 Notes for and on behalf of the holders of the DBS 2024 Notes, to apply the deposit to payment of the 2024 Notes;

xiii.           any tax steps memorandum describing the implementation of the Transactions;

xiv.          solely with respect to the Required Consenting DNC 2025 Noteholders, the DBS Documents; and

xv.           such other documents, agreements, commitments, deeds, filings (including any filings with the SEC), notifications, letters, instruments, election forms, subscription forms, amendments, waivers, consents and other documentation as may be necessary or desirable to consummate and document the Transactions contemplated by this Agreement.

(b)             The Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, agreement, deed, filing (including any filings with the SEC), notification, letter, instrument, form, amendment, waiver, consent and other documentation related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the Transaction Term Sheet attached hereto), as they may be modified, amended, restated, or supplemented in accordance with Section 11 of this Agreement. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date (or, in the case of the DBS Documents, provided to the DNC 2025 Co-Op Group Counsel and the DNC 2026 Co-Op Group Counsel as of the Agreement Effective Date) shall otherwise be in form and substance acceptable to the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders; provided the DBS Documents will be in form and substance acceptable to the Required Consenting DNC 2025 Noteholders only.

5.	Commitments Regarding the Transactions.

5.1             Commitments of the Consenting Creditors.

(a)             Subject to the terms and conditions hereof, during the Restricted Period, each Consenting Creditor agrees (severally and not jointly), in respect of all of its Company Claims, to:

i.              use commercially reasonable and good faith efforts to pursue, support, implement, confirm, and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement and to take all actions contemplated thereby and as reasonably necessary to support and achieve consummation of the Transactions;

ii.             tender or exchange all of its Existing Notes on the terms set forth in the Registration Statement;

iii.            vote all of its Existing Notes in favor of the Proposed Amendments;

iv.            if applicable, comply with the terms and conditions of the Commitment Agreement;

v.             not, directly or indirectly, take, or direct any Person, to take the following actions: (A) object to, delay, impede or take any other action to interfere with approval, confirmation, acceptance, implementation or consummation of the Transactions; (B) propose, file, support, consent to or vote for an Alternative Transaction; and (C) file with any court any motion, pleading, or other document (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Transactions;

vi.            solely with respect to the Consenting DNC 2026 Noteholders that are party to the DNC 2026 Co-Op Agreement, hereby (A) consent to the Transactions in all respects pursuant to and as required under the DNC 2026 Co-Op Agreement, including approving the Transactions as an “Approved Transaction” thereunder, (B) consent to the termination of, and hereby terminate, the DNC 2026 Co-Op Agreement as of the Agreement Effective Date in all respects and (C) waive and release any and all claims under or with respect to the DNC 2026 Co-Op Agreement; and

vii.           solely with respect to the Consenting DNC 2025 Noteholders that are party to the DNC 2025 Co-Op Agreement, hereby (A) consent to the Transactions in all respects pursuant to the DNC 2025 Co-Op Agreement, (B) consent to the termination of, and hereby terminate, the DNC 2025 Co-Op Agreement as of the Agreement Effective Date in all respects and (C) waive and release any and all claims under or with respect to the DNC 2025 Co-Op Agreement.

(b)             For the Restricted Period, any Consenting Creditor shall not exercise any right or remedy for the enforcement, collection or recovery of any of the Company Claims (or any Claims against any direct or indirect subsidiary of the Company); provided, however, that, other than as expressly provided in Section 5.1(a)(vi) and Section 5.1(a)(vii), nothing in this Agreement shall:

i.              prohibit any Consenting Creditor from taking any action relating to the maintenance, protection and preservation of the collateral securing its Claims;

ii.             limit any Consenting Creditor’s ability to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents;

iii.            require any Consenting Creditor to provide any information that it determines, in its sole discretion, to be sensitive or confidential;

iv.            affect the ability of any Consenting Creditor to consult with any other Consenting Creditor or the Company Parties;

v.             be construed to prohibit any Consenting Creditor from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell any Company Claims, so long as such Consenting Creditor complies with Section 5.3;

vi.            (A) constitute a waiver or amendment of any term or provision of any Debt Document, or (B) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Debt Document;

vii.           (A) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Transactions or (B) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is consistent with, this Agreement or Definitive Documents;

viii.          except as and to the extent explicitly set forth herein or in the Commitment Agreement, require any Consenting Creditor to fund or commit to fund any additional amounts, incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor;

ix.             prevent a Consenting Creditor from taking any action that is required in order to comply with applicable Law, or require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forgo the benefit of any applicable legal professional privilege;

x.              prevent any Consenting Creditor by reason of this Agreement or the Transactions from making, seeking or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or similar; or

xi.             prohibit any Consenting Creditor from taking any other action that is not inconsistent with this Agreement.

5.2             Commitments of Company. Subject to the terms and conditions hereof, unless and until this Agreement has been terminated in accordance with the terms hereof, each Company Party shall:

(a)             support and take all steps reasonably necessary and desirable to pursue, support, obtain additional support for, solicit, implement, and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement (including the milestones set forth in Section 3), including (i) filing the Tender Offer Statement and the Registration Statement; (ii) coordinating and facilitating the placement of the New Money Notes; and (iii) soliciting and implementing the Exchange Transactions;

(b)             use commercially reasonable efforts to address any comments from the SEC with respect to the Tender Offer Statement and the Registration Statement, if applicable;

(c)             to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(d)             use commercially reasonable efforts to, and support the Consenting Creditors’ efforts to, obtain any and all required Governmental Approvals and/or third-party approvals for the Transactions, including any approvals or the expiration of any waiting periods; provided that any agreements with or commitments to any Governmental Regulatory Authority, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required Governmental Approvals, shall require the prior approval of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders;

(e)             maintain good standing under the jurisdiction in which each Company Party is incorporated or organized;

(f)              except to the extent that the failure to conduct the business in accordance with this subclause would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent), or financial condition of the Company Parties, conduct the business of each of the Company Parties in the ordinary course (other than any changes in furtherance of the Transactions), substantially consistent with past practice and in light of then-current market conditions, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Governmental Approvals, material licenses, permits, consents, franchises, approvals and authorizations required to operate its business, and (iii) preserve relationships with its customers, suppliers and others having material business relationships with it; provided that the foregoing shall not restrict the ability of the Company Parties to enter into the DBS Transactions;

(g)             (i) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents not executed or not in a form attached to this Agreement as of the Agreement Effective Date in form and substance consistent with the Transaction Term Sheet and acceptable to the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders; (ii) negotiate in good faith with each Co-Op Group Counsel regarding the form and substance of the applicable Definitive Documents in advance of the execution, distribution or use (as applicable) thereof; and (iii) provide each of the Definitive Documents to, and afford reasonable opportunity (in any event, no less than four Business Days) for comment and review of each of the Definitive Documents by the Co-Op Group Counsel in advance of any filing, execution, distribution, or use (as applicable) thereof; provided, however, that the obligations under this Section 5.2(g) shall in no way alter or diminish any right expressly provided to the Company Parties, the Required Consenting DNC 2025 Noteholders, or the Required Consenting DNC 2026 Noteholders, as applicable, under this Agreement to review, comment on and/or consent to the form and/or substance of any document or agreement;

(h)             actively oppose and object to the efforts of any party seeking to object to, delay, impede or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the timely filing of objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transactions;

(i)              provide, and direct their employees, officers, advisors and other representatives to provide, to the Consenting Creditors and their advisors (including the Co-Op Group Counsel) (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the Consenting Creditors and their advisors (including the Co-Op Group Counsel); in all cases, subject to the appropriate agreement on use and confidentiality;

(j)             inform the Co-Op Group Counsel as soon as reasonably practicable after becoming aware of (and in any event, no later than three Business Days after becoming aware of):

i.              any matter or circumstances, that they know, or believe is likely, to be a material impediment to the implementation or consummation of the Transactions;

ii.             any insolvency proceeding or material legal suit, in each case, filed by or against any Company Party;

iii.            the initiation, institution or commencement of any proceeding by a Governmental Regulatory Authority or other Person regarding any Governmental Approval with respect to any Company Party or challenging the validity of the Transactions contemplated by this Agreement;

iv.            any occurrence, or failure to occur, of any event that would be reasonably likely to cause (A) any representation or warranty of any of the Company Parties contained in this Agreement or the Definitive Documents to be untrue or inaccurate in any material respect when made or deemed to have been made, (B) any covenant of any of the Company Parties contained in this Agreement or the Definitive Documents not to be or able to be satisfied in any material respect, or (C) any condition precedent contained in this Agreement or the Definitive Documents not to occur or become impossible to satisfy;

v.             a breach of this Agreement of which it becomes aware (including a breach by any Company Party); and

vi.            any matter or circumstance that they know gives, or believe is likely to give, rise to a termination of this Agreement under Section 9.

(k)             Unless and until this Agreement has been terminated, each of the Company Parties shall (and shall cause their subsidiaries to) not directly or indirectly:

i.              file with any court any motion, pleading, or other document (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Transactions, including any voluntary petition seeking bankruptcy, winding up, receivership, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors or other relief in respect of any Company Party or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect;

ii.             object to, delay, impede or take any other action to interfere with approval, confirmation, acceptance, implementation or consummation of the Transactions;

iii.            disclose the identity of or individual holdings of any Consenting Creditor without the prior written consent of such Consenting Creditor or as required by applicable Law;

iv.            solicit or engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction or transfer any material asset or right of the Company Parties, or any material asset or right used in the business of the Company Parties to any Person (including any other Company Party or any of their affiliates) outside the ordinary course of business, without the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders;

v.             (A) operate its business outside the ordinary course, taking into account the Transactions and the DBS Transactions, without the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders, (B) violate the terms of any Governmental Approvals, or (C) transfer any material asset or right of the Company Parties or any material asset or right used in the business of the Company Parties to any Person (including, for the avoidance of doubt, any affiliate that is not a Company Party) outside the ordinary course of business without the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders;

vi.            (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of the Equity Securities or any securities convertible into or exercisable or exchangeable for Equity Securities other than (x) pursuant to the Equity Subscription Agreements and (y) with respect to sales not to exceed the ATM Maximum Amount made after the VWAP measurement period described in the Transaction Term Sheet pursuant to an at the market equity sales program or (B) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of Equity Securities or any such other securities, where any such transaction described in clause (A) or (B) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise, in each case other than as contemplated by this Agreement, without the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders;

vii.           enter into any material contract or agreement outside the ordinary course of business without obtaining the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders;

viii.          require any Consenting Creditor to fund or commit to fund any additional amounts, incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor;

ix.             commence, support or join any litigation or adversary proceeding against the Consenting DNC 2025 Noteholders or the Consenting DNC 2026 Noteholders; or

x.             except to the extent required by this Agreement or, with the prior written consent of the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders, as necessary to effectuate the Transactions, take, or fail to take, any action that would cause a change to the tax status or classification of any Company Party.

The provisions of this Section 5.2 shall not limit the ability of the Company Parties or their subsidiaries to enter into the DBS Transactions.

5.3	Certain Additional Covenants of the Company.

(a)             Upon reasonable notice by any Consenting Creditor or any of their respective advisors, and subject to such recipient’s entry into a confidentiality agreement reasonably acceptable to the Company (if such Party is not then a party to a Confidentiality Agreement), the Company shall furnish to the Consenting Creditors and their respective advisors, as applicable, all information as such Party or such Party’s advisors may reasonably request with respect to the Company and the Transactions.

(b)             Upon the execution of this Agreement, each Company Party and their respective directors, officers, managers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives shall (i) inform each Co-Op Group Counsel of the status of, and immediately cease, any solicitation, discussions or negotiations with any Persons that may then be ongoing with respect to or which could reasonably be expected to lead to an Alternative Transaction and (ii) not, directly or indirectly, (A) initiate, solicit, assist or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to, or afford any other Person access to the business, operations, assets, books, records or personnel of any Company Party in connection with, or for the purpose of, facilitating or encouraging an Alternative Transaction or any proposal that would reasonably be expected to lead to, an Alternative Transaction. Without limiting the obligations of the Company Parties under the foregoing sentence, the Company Parties shall provide to each Co-Op Group Counsel a copy of any written offer or proposal (and notice and a description of any bona fide oral offer or proposal) for any Alternative Transaction, as well as any other materials regarding such offer or proposal, received after execution of this Agreement within twenty-four hours of the Company Parties’ or their advisors’ receipt of such offer, proposal, or other materials.

(c)             The Company shall comply with all terms of, and not breach, any provision of the applicable indenture with respect to the Existing Notes; provided that any non-compliance or breach that is waived by the required parties under the applicable indenture shall not be a violation of this Section 5.3(c).

(d)             The Company shall promptly pay or reimburse all reasonable and documented fees and expenses incurred by the Co-Op Group Advisors in connection with the Transactions (i) upon execution of this Agreement, (ii) periodically upon receipt of invoices during the Restricted Period, and (iii) upon consummation of the Transactions.

6.	New Money Rights

6.1             Upon execution of this Agreement, each Consenting DNC 2025 Noteholder party to the DNC 2025 Co-Op Agreement as of September 23, 2024 that is not a Commitment Party shall have the right to purchase up to the aggregate principal amount of New Money Notes indicated on Exhibit F hereto (such rights, the “New Money Rights”). Each holder of New Money Rights shall have the right to transfer all or any portion of its New Money Rights (such transfer, a “New Money Rights Transfer”) separate from any other Company Claims; provided that the transferee shall duly execute and deliver to Company Counsel and DNC 2025 Co-Op Group Counsel a Transfer Agreement wherein the transferee represents and warrants that it has sufficient assets and financial capacity to fully exercise and fund the transferred New Money Rights and indicates the amount of New Money Rights transferred. The New Money Rights Transfer shall become effective upon receipt of the Transfer Agreement (if it otherwise complies with this Section 6.1 and Section 7.1) by Company Counsel and DNC 2025 Co-Op Group Counsel. Upon the effectiveness of a New Money Rights Transfer, the transferor shall no longer have any obligation or right under this Agreement with respect to the transferred New Money Rights; provided that, for the avoidance of doubt, any Consenting DNC 2025 Noteholder that assigns its New Money Rights hereunder shall continue to be bound by the terms of this Agreement with respect to such transferred New Money Rights until the transferee satisfies such transferor’s obligations hereunder.

7.	Transfer of Company Claims.

7.1             Restrictions on Transfer. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Creditor to Transfer any Company Claims; provided, however, that, during the Restricted Period, such Consenting Creditor shall not Transfer (nor shall it permit any of its affiliates to Transfer) any Company Claims and any purported Transfer of Company Claims shall be void ab initio and without effect, unless (a) the transferee is a Consenting Creditor or a Permitted Transferee, and (b) the transferee notifies Company Counsel and the Applicable Co-Op Group Counsel of such Transfer within five Business Days after the closing of such Transfer, which notice shall include the amount and type of Company Claims Transferred. Any Permitted Transferee subject to a fully executed and effective Joinder Agreement or Transfer Agreement shall be deemed a Consenting Creditor hereunder. If any Consenting Creditor has validly transferred all of its Company Claims in accordance with this Section 7.1, such Consenting Creditor shall be deemed to relinquish all rights and be released from all obligations under this Agreement; provided that such Consenting Creditor shall continue to be liable for any breach of this Agreement by such Consenting Creditor that occurs before such Consenting Creditor’s transfer of all of its Company Claims.

7.2             Additional Company Claims. This Agreement shall not preclude the Consenting Creditors from acquiring additional Company Claims; provided, however, that (A) if a Consenting Creditor acquires additional Company Claims after executing this Agreement, such Consenting Creditor shall notify Company Counsel and the Applicable Co-Op Group Counsel of such acquisition within five Business Days after the closing of such acquisition, which notice shall include the amount and type of Company Claims Transferred and (B) such additional Company Claims shall automatically and immediately upon acquisition by the Consenting Creditor be deemed subject to all of the terms of this Agreement whether or not notice of such acquisition is given to the Company and each Co-Op Group Counsel. Each of the Consenting Creditors agrees not to create any subsidiary, affiliate or other vehicle or device for the purpose of acquiring Company Claims without first causing such subsidiary, affiliate, vehicle or device to be bound by and subject to this Agreement by executing a Joinder Agreement or Transfer Agreement. This Section 7.2 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling the Consenting Creditor to effectuate a Transfer of any Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations arising under such Confidentiality Agreement.

7.3             Qualified Marketmaker Exception. Notwithstanding anything to the contrary herein, (i) a Consenting Creditor may transfer any Company Claims to a Person that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Party only if such Qualified Marketmaker has purchased such Company Claims with a view to immediate resale of such Company Claims (by purchase, sale, assignment, transfer, participation or otherwise) to a Consenting Creditor or Permitted Transferee as soon as reasonably practicable, and in no event later than ten Business Days after its acquisition; and (ii) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may transfer or participate any right, title, or interest in any Company Claims that the Qualified Marketmaker acquires from a holder of Company Claims who is not a Consenting Creditor without the requirement that the transferee be a Consenting Creditor or a Permitted Transferee. For the avoidance of doubt, any Person that acquires Company Claims in its capacity as a Qualified Marketmaker and does not resell such Company Claims to a Consenting Creditor or a Permitted Transferee within ten Business Days after its acquisition thereof must become a Consenting Creditor hereunder by executing and delivering a Joinder Agreement or Transfer Agreement within two Business Days after the expiration of such period, to Company Counsel and each Co-Op Group Counsel.

7.4             Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any Company Claims in favor of a bank or broker-dealer holding custody of such Company Claims in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Company Claims.

8.	Representations and Warranties.

8.1             Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to each other Party, as of the date such Party executes and delivers this Agreement (including by execution and delivery of a Joinder Agreement or Transfer Agreement, as applicable) and as of the Agreement Effective Date, that the following statements are true, correct and complete:

(a)             Such Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the Transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b)             The execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of Law applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, in each case (other than with respects to violations of or conflicts with its certificate of incorporation or by-laws), except where any such conflict, individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent), or financial condition of such Party and its subsidiaries, taken as a whole, or to materially impair its ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the Transactions;

(c)             except as expressly provided in this Agreement and the other Definitive Documents, no consent or approval (to the extent not already obtained by the Agreement Effective Date) is required by any other Person in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(d)             as of the Agreement Effective Date, such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement;

(e)             Except as expressly provided in this Agreement and other than registration of the Registration Statement under the Securities Act and compliance with the Exchange Act, the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or Governmental Regulatory Authority;

(f)              Except as expressly provided in this Agreement, it is not party to any Alternative Transaction, restructuring or similar agreements or arrangements with the other Parties to this Agreement or any other Person that have not been disclosed to all Parties to this Agreement; and

(g)             This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8.2             Additional Representations of the Consenting Creditors. Each of the Consenting Creditors, severally and not jointly, represents and warrants that, in addition to the representations and warranties set forth in Section 8.1 hereof, as of the date of this Agreement, the following statements are true, correct and complete (each of which is a continuing representation, warranty and covenant):

(a)             it (i) is the beneficial owner of the principal amount of the Company Claims set forth on its Holdings Confirmation, or has investment or voting discretion with respect to the principal amount of such Company Claims and has the power and authority to bind the beneficial owner(s) of such Company Claims to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Company Claims and to dispose of, exchange, assign and transfer such Company Claims; provided that any contractual obligation that a Consenting Creditor has to purchase or sell a Company Claim, which obligation as of the Agreement Effective Date remains an outstanding obligation that has not yet settled as an assignment, participation, or other transfer shall be considered settled for purposes of this Agreement; and

(b)             other than (i) with respect to any pledge in favor of a bank or broker dealer at which a Consenting Creditor maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally, and (ii) pursuant to this Agreement:

A.            such Company Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind that would materially adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

B.             it has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of its Company Claims that are inconsistent or conflict with representations and warranties of such Consenting Creditor herein or would render it otherwise unable to comply with this Agreement and perform its obligations hereunder.

9.	Termination Events.

9.1             Consenting DNC 2025 Noteholder Termination Events. This Agreement may be terminated by the Required Consenting DNC 2025 Noteholders with respect to all Consenting DNC 2025 Noteholders by the delivery to Company Counsel and each Co-Op Group Counsel of a written notice in accordance with Section 12.11 of this Agreement upon the occurrence of any of the following events:

(a)             any Company Party breaches in any material respect any of its obligations, representations, warranties or covenants set forth in this Agreement or any Definitive Document (once executed by each of the parties thereto) which breach (to the extent curable) remains uncured for a period of five Business Days after the receipt by the Company of written notice of such breach from the Required Consenting DNC 2025 Noteholders in accordance with Section 12.11 of this Agreement;

(b)             failure of any of the milestones set forth in Section 3 to be satisfied (unless such milestones have been waived, modified, extended or otherwise amended by the Required Consenting DNC 2025 Noteholders);

(c)             any Company Party is subject to an action, suit, litigation or proceeding before any arbitrator or Governmental Regulatory Authority which results in a material effect on such Company Party or would prevent the consummation of a material portion of the Transactions on the terms set forth in this Agreement;

(d)             there shall have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent), or financial condition of the Company Parties and their subsidiaries, taken as a whole, in each case as compared to such business, operations, assets, liabilities, or financial condition (i) as of the Agreement Effective Date or (ii) as it was publicly known as of the Agreement Effective Date;

(e)             upon the issuance by any Governmental Regulatory Authority of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Transactions on the terms set forth in this Agreement which is not reversed or stayed within five Business Days; provided, however, that this termination right may not be exercised by any Party that sought or requested, or affirmatively supported (in writing or publicly stated) that such Party in seeking or requesting, such ruling, judgment or order in contravention of any obligation set out in this Agreement;

(f)              any Company Party files a motion, application or proceeding (or any Company Party supports or does not oppose any such motion, application, or proceeding filed by a third party) challenging, in any manner, the Claims under the existing Debt Documents, or the liens securing such Claims or asserting any other cause of action against or with respect to such Claims or the liens securing such Claims;

(g)             any Definitive Document fails to comply with this Agreement and, to the extent such failure is capable of being cured, such failure remains uncured for a period of five Business Days after receipt by the Company of written notice of such failure from the Required Consenting DNC 2025 Noteholders;

(h)             the occurrence of the Outside Date, which has not been waived or extended in a manner consistent with this Agreement, unless such occurrence is the result of any act, omission, or delay on the part of the terminating Parties in violation of their obligations under this Agreement;

(i)              the Company Parties (i) amend, modify, or withdraw any Definitive Document in a manner that is materially inconsistent with this Agreement, (ii) suspend or revoke the Transactions, (iii) sell any material assets outside of the ordinary course of business (other than in connection with the DBS Transactions or as consented to by the DNC 2025 Co-Op Group Counsel and the DNC 2026 Co-Op Group Counsel prior to the Agreement Effective Date), or (iv) publicly announce their intention to take any action listed in clauses (i)-(iii) of this subsection;

(j)              upon the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, receivership, assignment for the benefit of creditors or other relief in respect of any Company Party or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof;

(k)             the Company does not pay or reimburse the reasonable and documented fees and expenses as set forth in Section 5.3(d);

(l)              the occurrence of an event of default under the either of the indentures governing the Existing Notes (to the extent not otherwise cured or waived or subject to a forbearance agreement);

(m)            if any Company Party (A) publicly announces its intention to withdraw from or otherwise not consummate the Transactions, (B) solicits, initiates, encourages, proposes, agrees to, supports, endorses, or approves any Alternative Transaction, or (C) takes any action in violation of Section 5.3(b); or

(n)             if the Required Consenting DNC 2026 Noteholders terminate this Agreement with respect to all Consenting DNC 2026 Noteholders, pursuant to Section 9.2.

9.2             Consenting DNC 2026 Noteholder Termination Events. This Agreement may be terminated by the Required Consenting DNC 2026 Noteholders with respect to all the Consenting DNC 2026 Noteholders by the delivery to Company Counsel and each Co-Op Group Counsel of a written notice in accordance with Section 12.11 of this Agreement upon the occurrence of any of the following events:

(a)             any Company Party breaches in any material respect any of its obligations, representations, warranties or covenants set forth in this Agreement or any Definitive Document (once executed by each of the parties thereto) which breach (to the extent curable) remains uncured for a period of five Business Days after the receipt by the Company of written notice of such breach from the Required Consenting DNC 2026 Noteholders in accordance with Section 12.11 of this Agreement;

(b)             failure of any of the milestones set forth in Section 3 to be satisfied (unless such milestones have been waived, modified, extended or otherwise amended by the Required Consenting DNC 2026 Noteholders);

(c)             any Company Party is subject to an action, suit, litigation or proceeding before any arbitrator or Governmental Regulatory Authority which results in a material effect on such Company Party or would prevent the consummation of a material portion of the Transactions on the terms set forth in this Agreement;

(d)             there shall have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent), or financial condition of the Company Parties and their subsidiaries, taken as a whole, in each case as compared to such business, operations, assets, liabilities, or financial condition (i) as of the Agreement Effective Date or (ii) as it was publicly known as of the Agreement Effective Date;

(e)             upon the issuance by any Governmental Regulatory Authority of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Transactions on the terms set forth in this Agreement which is not reversed or stayed within five Business Days; provided, however, that this termination right may not be exercised by any Party that sought or requested, or affirmatively supported (in writing or publicly stated) such Party in seeking or requesting, such ruling, judgment or order in contravention of any obligation set out in this Agreement;

(f)              any Company Party files a motion, application or proceeding (or any Company Party supports or does not oppose any such motion, application, or proceeding filed by a third party) challenging, in any manner, the Claims under the existing Debt Documents, or the liens securing such Claims or asserting any other cause of action against or with respect to such Claims or the liens securing such Claims;

(g)             any Definitive Document fails to comply with this Agreement and, to the extent such failure is capable of being cured, such failure remains uncured for a period of five Business Days after receipt by the Company of written notice of such failure from the Required Consenting DNC 2026 Noteholders;

(h)             the occurrence of the Outside Date, which has not been waived or extended in a manner consistent with this Agreement, unless such occurrence is the result of any act, omission, or delay on the part of the terminating Parties in violation of its obligations under this Agreement;

(i)              the Company Parties (i) amend, modify, or withdraw any Definitive Document in a manner that is materially inconsistent with this Agreement, (ii) suspend or revoke the Transactions, (iii) sell any material assets outside of the ordinary course of business (other than in connection with the DBS Transactions or as consented to by the DNC 2025 Co-Op Group Counsel and the DNC 2026 Co-Op Group Counsel prior to the Agreement Effective Date), or (iv) publicly announce their intention to take any action listed in clauses (i)-(iii) of this subsection;

(j)              upon the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, receivership, assignment for the benefit of creditors or other relief in respect of any Company Party or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided, that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof;

(k)             the Company does not pay or reimburse the reasonable and documented fees and expenses as set forth in Section 5.3(d);

(l)              the occurrence of an event of default under the either of the indentures governing the Existing Notes (to the extent not otherwise cured or waived or subject to a forbearance agreement);

(m)            if any Company Party (A) publicly announces its intention to withdraw from or otherwise not consummate the Transactions, (B) solicits, initiates, encourages, proposes, agrees to, supports, endorses, or approves any Alternative Transaction, or (C) takes any action in violation of Section 5.3(b); or

(n)             if the Required Consenting DNC 2025 Noteholders terminate this Agreement with respect to all Consenting DNC 2025 Noteholders, pursuant to Section 9.1.

9.3             Company Termination Events. Any Company Party may terminate this Agreement as to all Parties by the delivery to Company Counsel and each Co-Op Group Counsel of a written notice in accordance with Section 12.11 of this Agreement upon the occurrence of any of the following events:

(a)             if any Consenting Creditor or the Consenting Creditors, collectively breach in any material respect, any of its obligations, representations, warranties or covenants set forth in this Agreement and such breach (i) results in the non-breaching Consenting Creditors party to this Agreement no longer constituting Required Consenting DNC 2025 Noteholders and/or Required Consenting DNC 2026 Noteholders, and (ii) to the extent curable, remains uncured for a period of five Business Days after the receipt by such Party (or DNC 2025 Co-Op Group Counsel or DNC 2026 Co-Op Group Counsel, as applicable) of written notice of such breach;

(b)             if there is an issuance by any Governmental Regulatory Authority of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Transactions on the terms set forth in this Agreement, which is not reversed or stayed within five Business Days; provided, however, that this termination right may not be exercised by any Party that sought or requested, or affirmatively supported in writing such Party in seeking or requesting, such ruling, judgment or order in contravention of any obligation set out in this Agreement;

(c)             if the Required Consenting DNC 2025 Noteholders terminate this Agreement with respect to all the Consenting DNC 2025 Noteholders, pursuant to Section 9.1, or the Required Consenting DNC 2026 Noteholders terminate this Agreement with respect to all the Consenting DNC 2026 Noteholders, pursuant to Section 9.2; or

(d)             the occurrence of the Outside Date, which has not been waived or extended in a manner consistent with this Agreement, unless such occurrence is the result of any act, omission, or delay on the part of any Company Party in violation of its obligations under this Agreement.

9.4             Individual Termination. Any Consenting Creditor may terminate this Agreement as to itself only, by giving five Business Days’ written notice to Company Counsel and each Co-Op Group Counsel in accordance with Section 12.11, in the event that (a) (i) this Agreement is amended, modified, waived or supplemented without its consent and (ii) such modification, amendment, waiver or supplement has a material, disproportionate and adverse effect on such Consenting Creditor or such Consenting Creditor’s Company Claims; (b) any DBS Document is amended, modified, waived or supplemented in a manner that has a material, disproportionate and adverse effect on such Consenting Creditor or such Consenting Creditor’s Company Claims; provided that, for the avoidance of doubt, a termination of the DBS Transactions shall not give rise to a termination right hereunder so long as the payment of the 2024 Notes occurs as contemplated by this Agreement; or (c) the Outside Date is extended without such Consenting Creditor’s consent; provided, that such written notice shall be given by the applicable Consenting Creditor within five Business Days of the execution of such amendment, modification, waiver or supplement; provided, further, that any claim for breach of this Agreement against such Consenting Creditor that arises prior to such Consenting Creditor’s termination pursuant to this Section 9.4 shall survive such Consenting Creditor’s termination.

9.5             Automatic Termination. This Agreement shall terminate automatically without further required action or notice upon the earliest of (a) consummation of the Transactions and (b) entry of a final non-appealable judgment or order by any court of competent jurisdiction declaring this Agreement to be unenforceable.

9.6             Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company Parties, the Required Consenting DNC 2025 Noteholders and the Required Consenting DNC 2026 Noteholders.

9.7             Effect of Termination. On the Termination Date, subject to Section 12.21, this Agreement shall be of no further force and effect as to the applicable Parties as to which such termination applies and each such Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all claims or causes of action. Upon the termination of this Agreement as to any Consenting Creditor, any and all consents tendered by such Consenting Creditor before such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting any Company Party or any Consenting Creditor from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any other Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 9.7 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement.

10.           Cooperation and Support. The Parties shall cause each of their applicable subsidiaries and affiliates to cooperate with each other and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions. Furthermore, subject to the terms of this Agreement, each of the Parties shall cause each of their applicable subsidiaries and affiliates to take such action (including executing and delivering any other agreements and making and filing any required regulatory filings, at the sole cost and expense of the Company Parties) as may be reasonably necessary, commercially reasonable and consistent with applicable Law to carry out the purposes and intent of this Agreement and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. Notwithstanding anything to the contrary in this Section 10, (a) to the extent that any Consenting Creditor lacks authority to bind its affiliates, this Section 10 shall not require such Consenting Creditor to bind such affiliates or (b) this Section 10 shall not apply to any portfolio company of a Consenting Creditor other than the Parties.

11.           Amendments and Waivers. This Agreement, including the exhibits hereto, may not be modified, amended, waived or supplemented except in writing signed by each of (a) the Company, (b) the Required Consenting DNC 2025 Noteholders, and (c) the Required Consenting DNC 2026 Noteholders; provided that (A) any extension to the Outside Date or modification of this Section 11 shall require the consent of all Consenting Creditors (other than those that have terminated this Agreement as to themselves pursuant to Section 9.4) and the Company and (B) any modification of the definition of (i) Required Consenting DNC 2025 Noteholders shall require the consent of all Consenting DNC 2025 Noteholders and the Company and (ii) Required Consenting DNC 2026 Noteholders shall require the consent of all Consenting DNC 2026 Noteholders and the Company. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 11 shall be ineffective and void ab initio. Notice of any modification, amendment, waiver or supplement shall be immediately delivered to all Consenting Creditors not consenting, or party, thereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise of any right, power or remedy by such Party.

12.	Miscellaneous.

12.1           Further Assurances. Subject to the other terms of this Agreement, the Parties shall execute and deliver such other instruments and perform such other acts, in addition to the matters herein specified, as may be reasonably necessary, from time to time, to effectuate the Transactions.

12.2           Complete Agreement. This Agreement, including the exhibits hereto, together with the other Definitive Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto, other than any Confidentiality Agreement and the Co-Op Agreements.

12.3           Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as provided in Section 6. Any beneficial owner, or investment manager or advisor to a beneficial owner, of the Existing Notes that is not already a party to this Agreement may become a Party by executing a Joinder Agreement or a Transfer Agreement and, upon becoming a Party, shall be deemed a Consenting Creditor hereunder.

12.4           Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

12.5           GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto, solely in connection with claims arising under this Agreement (a) shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Courts; (b) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (c) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (d) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.6           Execution of Agreement. This Agreement may be executed and delivered (by overnight mail, electronic mail or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same Agreement. Signatures delivered electronically by Portable Document Format (.pdf) file shall be treated as binding originals. The Parties understand that Consenting Creditors are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Creditor expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Creditor, the obligations set forth in this Agreement shall not apply to any other trading desk or business group of the Consenting Creditor or such Consenting Creditor’s investment in the Company Parties; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any Person that (a) executes this Agreement or (b) on whose behalf this Agreement is executed by a Consenting Creditor.

12.7           Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

12.8           Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

12.9	Interpretation. For purposes of this Agreement:

(a)             in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)             capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)             unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)             unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e)            unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(f)             the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(i)             the use of “include” or “including” is without limitation, whether stated or not.

12.10       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

12.11       Notices. All notices and information hereunder shall be deemed given if in writing and delivered by electronic mail, courier or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            If to the Company Parties:

EchoStar Corporation

9601 South Meridian Boulevard

Englewood, Colorado 80012

Attn:	Chief Legal Officer (legalnotices@echostar.com)

With a copy to Company Counsel:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attn:	Thomas E Lauria (tlauria@whitecase.com)
Jonathan Michels (jmichels@whitecase.com)

White & Case LLP

609 Main Street

Suite 2900

Houston, Texas 10020-1095

Attn:	A.J. Ericksen (aj.ericksen@whitecase.com)

(b)            If to the Consenting Creditors:

Each Consenting Creditor at the address set forth in its signature page to this Agreement (or in the signature page to a Transfer Agreement or Joinder Agreement, as applicable, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date)

With a copy to each Co-Op Group Counsel

(c)	If to DNC 2025 Co-Op Group Counsel:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:	Brian Hermann
Sung Pak
Robert Britton
Karen Zeituni

Email:	bhermann@paulweiss.com
spak@paulweiss.com
rbritton@paulweiss.com
kzeituni@paulweiss.com

(d)	If to DNC 2026 Co-Op Group Counsel:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn:	Mike Stamer
Brad Kahn
Iain Wood

Email:	mstamer@akingump.com
bkahn@akingump.com
iwood@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received and any notice delivered or given by electronic mail shall be effective when sent.

12.12        Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

12.13       Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair or restrict any right or the ability of the Consenting Creditors to protect and preserve each of their rights, remedies and interests, including, without limitation, its claims against the Company Parties. Without limiting the foregoing sentence in any way, if the Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their rights and remedies. Except as expressly set forth herein, nothing herein is intended to, or shall, modify the terms of the existing Debt Documents, the rights or remedies of any party thereunder, or the voting or consent requirements thereunder.

12.14       Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 11 or otherwise (including the Outside Date), such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including by email) between counsel to the Parties.

12.15       Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions in a manner consistent with each such Party’s rights and obligations under this Agreement.

12.16       Specific Performance. Money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. No right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at Law, or in equity.

12.17       Several, Not Joint, Obligations. The agreements, representations and obligations of the Consenting Creditors under this Agreement are, in all respects, several and neither joint nor joint and several.

12.18       Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

12.19       Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties. No other Person shall be a third-party beneficiary hereof.

12.20       No Recourse. This Agreement may only be enforced against the named Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties in this Agreement). All claims or causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the entities that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of a Person against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

12.21       Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 6 or (b) the termination of this Agreement in accordance with its terms, each of the following shall survive any termination of this Agreement: (a) the agreements and obligations of the Parties in Section 5.1(a)(vi), Section 5.1(a)(vii), Section 9.7, this Section 12 (other than Section 12.1 and Section 12.15), and Section 13; (b) any claim for breach of this Agreement that occurs prior to the Termination Date; and (c) the agreements and obligations of the Confidentiality Agreements in accordance with the terms thereof.

13.	Disclosure / Publicity.

(a)	The Company shall be permitted to publicly disclose (i) the existence and terms of this Agreement, and (ii) the aggregate outstanding principal amount and percentage of the Existing Notes held by the Consenting Creditors.

(b)	Except as required by Law, no Party or its advisors shall (i) use the name of any Consenting Creditor in any public manner (including in any press release or filing with the SEC) with respect to this Agreement, the Transactions or any of the Definitive Documents or (ii) disclose to any person (including, for the avoidance of doubt, any other Consenting Creditor), other than to advisors to the Company Parties and the Consenting Creditors (who are under Confidentiality Agreements) the principal amount or percentage of any Existing Notes beneficially held by any Consenting Creditor without such Consenting Creditor’s prior written consent (it being understood and agreed that any such disclosure shall be redacted to remove the name of such Consenting Creditor and the amount and/or percentage of Existing Notes beneficially held by such Consenting Creditor); provided, however, that (x) if such disclosure is required by Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Creditor (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement submitted to any person other than advisors to the Company Parties, and the Consenting Creditors.

(c)	Notwithstanding the foregoing, the Consenting Creditors acknowledge that, substantially simultaneously with the effectiveness of this Agreement, the Company will file a Form 8-K with the SEC disclosing this Agreement, including each exhibit hereto, and the Company agrees to file such Form 8-K at such time; provided, that no information relating to the names or identities of any Consenting Creditors, or their individual holdings shall be included (but the aggregate of such holdings may be disclosed).

(d)	Notwithstanding the foregoing, the Company Parties will submit to each Co-Op Group Counsel all press releases, public filings, public announcements, or other communications with any news media, in each case, to be made by any of the Company Parties relating to this Agreement or the Transactions at least two Business Days (or as soon as reasonably practicable) before the public disclosure of such announcement and will incorporate Co-Op Group Counsel’s reasonable input with respect to any announcement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

(e)	Notwithstanding the foregoing, any Party may disclose the identities of the other Parties in any action to enforce, or defend against, any claim of breach of this Agreement or in any action for damages as a result of any breaches hereof.

14.          Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. None of the Consenting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Creditor, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors, in each case except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Creditor may trade in any debt or equity securities, or any other financial instruments, of any entity, including the Company Parties without the consent of the Company or any Consenting Creditor, subject to Section 6 of this Agreement (to the extent applicable), any applicable Confidentiality Agreement and applicable Law. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Creditors, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (a) each Consenting Creditor is entering into this Agreement directly with the Company and not with any other Consenting Creditor; (b) no other Consenting Creditor shall have any right to bring any action against any other Consenting Creditor with respect this Agreement (or any breach thereof); and (c) no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Creditor by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the Transactions contemplated by this Agreement has been made independently.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EchoStar Corporation

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DISH NETWORK CORPORATION

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

NORTHSTAR WIRELESS L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

SNR WIRELESS HOLDCO, L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DBSD CORPORATION

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

GAMMA ACQUISITION L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

NORTHSTAR SPECTRUM L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DBSD SERVICES LIMITED

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

GAMMA ACQUISITION HOLDCO, L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DISH DBS CORPORATION

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DISH NETWORK L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DISH OPERATING L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

ECHOSPHERE L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

DISH NETWORK SERVICE L.L.C.

By:	/s/ Paul W. Orban
Name: Paul W. Orban
Title: Executive Vice President and Chief Financial Officer, DISH

[CONSENTING CREDITOR]

By:
Name:
Title:

Email Address:

Address:

EXHIBIT A

COMPANY PARTIES

NorthStar Wireless L.L.C.

SNR Wireless Holdco, L.L.C.

DBSD Corporation

Gamma Acquisition L.L.C.

NorthStar Spectrum L.L.C.

DBSD Services Limited

Gamma Acquisition Holdco, L.L.C.

DISH DBS Corporation

DISH Network L.L.C.

DISH Operating L.L.C.

EchoSphere L.L.C.

DISH Network Service L.L.C.

EXHIBIT B

COMMITMENT AGREEMENT

EXHIBIT C

TRANSACTION TERM SHEET

Capitalized terms used but not defined in this Transaction Term Sheet (this “Term Sheet”) shall have the meaning ascribed to such terms in the Transaction Support Agreement to which this Term Sheet is an exhibit.

Issuer	EchoStar Corporation (“EchoStar” or the “Company”).

Exchange Offers and Consent Solicitations

The Company will conduct the following exchange offers, which shall be commenced simultaneously and conditioned on each other and the closing of the New Money Investment:

•       DNC 2025 Notes. The Company will offer (the “DNC 2025 Notes Exchange Offer”) all holders of the 0% Convertible Notes due 2025 issued by DISH Network Corporation (the “DNC 2025 Notes”), for each $1,000 in principal amount of DNC 2025 Notes validly tendered:

(i) $524.30 in principal amount of new 6.75% Spectrum Senior Secured Exchange Notes due 2030 (“Exchange Notes”); and

(ii) $400.70 in principal amount of new 3.875% Spectrum Senior Secured Exchange Convertible Notes due 2030 (“Convertible Notes”); and

•       DNC 2026 Notes. The Company will offer (the “DNC 2026 Notes Exchange Offer” and together with the DNC 2025 Notes Exchange Offer, the “Exchange Offers”) all holders of the 3.375% Convertible Senior Notes due 2026 issued by DISH Network Corporation (the “DNC 2026 Notes” and together with the DNC 2025 Notes, the “DNC Convertible Notes”), for each $1,000 in principal amount of DNC 2026 Notes validly tendered:

(i) $465.90 in principal amount of new Exchange Notes; and

(ii) $400.70 in principal amount of new Convertible Notes.

In addition, the Company will solicit consents (the “Consent Solicitations”) from all holders of the DNC Convertible Notes to remove substantially all of the restrictive covenants and certain events of default in each of the indentures governing the DNC Convertible Notes to the extent permitted by the terms of the indentures (the “Proposed Amendments”).

New Money Investment

Pursuant to and in accordance with the Commitment Agreement, the Consenting Creditors will commit to purchase and, in the case of certain Consenting DNC 2025 Noteholders, backstop an offering to parties to the DNC 2025 Co-Op Agreement, the DNC 2026 Co-Op Agreement and certain other investors of $5,100 million in aggregate principal amount of new 10.750% Spectrum Senior Secured Notes due 2029 (the “New Money Notes”) to be issued upon the Closing. The proceeds of the New Money Notes will be used for general corporate purposes and in compliance with the covenants of the indenture governing the New Money Notes, the Convertible Notes and the Exchange Notes.

In addition, certain Consenting Creditors will purchase an additional $30 million in aggregate principal amount of Convertible Notes to be issued upon the Closing.

1

The proceeds of such Convertible Notes will be used to fund fees and expenses related to the Transactions and any remainder for general corporate purposes.

Commitment Premium	3.0%, paid in kind in the form of additional New Money Notes, split between a 1.5% OID/upfront premium and a 1.5% commitment/backstop premium.

New Money Notes	Additional terms of the New Money Notes are summarized in Annex A.

Exchange Notes	Additional terms of the Exchange Notes are summarized in Annex B.

Convertible Notes	Additional terms of the Convertible Notes are summarized in Annex C.

Intercreditor Agreements	Pari passu intercreditor agreement and junior lien intercreditor agreement in each case substantially consistent with the Intercreditor Agreement described in the Company’s registration statement on Form S-4 filed on January 16, 2024, except that (i) the junior lien intercreditor agreement will also provide for customary subordination in right of payment, turnover provisions and payment blockage periods and (ii) the pari passu intercreditor agreement will contain a cap on pari passu claims (including without limitation any make-whole payment claims) at any time equal to 130% of the amount of outstanding pari passu debt incurred incompliance with the indentures for the notes describes herein, plus accrued and unpaid interest on such outstanding pari passu debt.

Conditions to the Exchange Offers

The consummation by the Company of the Exchange Offers will be conditioned upon, among other things, (i) tenders by holders of DNC 2025 Notes of at least 90% in aggregate principal amount of such notes and DNC 2026 Notes of at least 90% in aggregate principal amount of such notes in the Exchange Offers, (ii) customary conditions to be set forth in the registration statement for the Exchange Offers, (iii) the Transaction Support Agreement being in full force and effect, (iv) simultaneous effectiveness of the Proposed Amendments, (v) the Company shall have irrevocably deposited into an account in the name of U.S. Bank National Association, as trustee for the 2024 Notes for and on behalf of the holders of the DBS 2024 Notes, cash sufficient to satisfy the maturity in full of the DBS 2024 Notes and (vi) simultaneous completion of the New Money Notes offering.

Conditions of the New Money Investment

The purchase of the New Money Notes by the Consenting Creditors and other purchasers will be conditioned upon, among other things, (i) simultaneous completion of the Exchange Offers, (ii) the Transaction Support Agreement being in full force and effect, (iii) the Company shall have irrevocably deposited into an account in the name of U.S. Bank National Association, as trustee for the 2024 Notes for and on behalf of the holders of the DBS 2024 Notes, cash sufficient to satisfy the maturity in full of the DBS 2024 Notes and (iv) customary conditions to be set forth in the registration statement for the New Money Notes.

Expenses

All fees and reasonable and documented out-of-pocket expenses of (A) DNC 2025 Co-Op Group Counsel, Centerview Partners LLC, Fletcher Heald & Hildreth, PLC, and Altman Solon and (B) DNC 2026 Co-Op Group Counsel and Perella Weinberg Partners LP shall be reimbursed by the Company in accordance with the Transaction Support Agreement and the Commitment Agreement.

Governing Law and Jurisdiction	New York.

2

Annex A

Summary Description of New Money Notes

Issuer	EchoStar Corporation (“EchoStar”).

Guarantors

Any subsidiaries of EchoStar that, on or after the Closing, either hold any Pledged Licenses (as defined below) (a “Spectrum Collateral Guarantor”) or directly own any equity interests in a Spectrum Collateral Guarantor (an “Equity Pledge Guarantor”).

As of the Closing, (a) NorthStar Wireless L.L.C, SNR Wireless LicenseCo, LLC, DBSD Corporation and Gamma Acquisition L.L.C will be Spectrum Assets Guarantors and (b) NorthStar Spectrum L.L.C, SNR Wireless Holdco, L.L.C, DBSD Services Limited and Gamma Acquisition Holdco, L.L.C. will be the Equity Pledge Guarantors.

Additional guarantors limited to any subsidiary that hold Pledged Licenses or equity interests in such a subsidiary.

New Money Notes	$5.10 billion aggregate principal amount of 10.750% Spectrum Senior Secured Notes due 2029 (the “New Money Notes”) which will be issued for cash at par.

Security	The New Money Notes will be secured on a first priority basis by (i) a lien, to the extent permitted by law, on all licenses, authorizations and permits issued from time to time by the FCC for use of the AWS-3 spectrum (the “AWS-3 Licenses”) and for use of the AWS-4 spectrum (the “AWS-4 Licenses”) held or to be held by any Spectrum Collateral Guarantor, (ii) the proceeds thereof, and (iii) a lien on the equity interests held by an Equity Pledge Guarantor in any Spectrum Collateral Guarantor ((i) (ii) and (iii), collectively, the “Collateral”). For the avoidance of doubt, Collateral includes (i) the proceeds of all such licenses for frequencies in 3GPP Band Classes 66 and 70 (the AWS-3 Licenses and the AWS-4 Licenses, together, the “Pledged Licenses”), (ii) the Pledged Licenses, to the extent permitted by law, and (iii) a pledge of entities that own such spectrum assets; provided, for the avoidance of doubt, the 700 MHz Licenses, H Block Licenses and the CBRS Licenses shall not constitute Collateral.

Interest	The New Money Notes will bear interest at a rate equal to 10.750% per annum payable in cash. Interest will be payable semi-annually on November 30 and May 30 of each year, beginning May 30, 2025.

Commitment Premium	3.0% paid in kind in the form of additional New Money Notes, split between a 1.5% OID/upfront premium and a 1.5% commitment/backstop premium.

Final Maturity	November 30, 2029.

Call Protection

Except as provided under “Collateral Transfer/ Replacement”:

NC-2 (other than at customary “make-whole” price)

On or after second anniversary and prior to third anniversary – 50% of coupon

On or after third anniversary and prior to fourth anniversary – 25% of coupon

Thereafter – Par

Payable upon voluntary redemption or acceleration (including automatic acceleration upon bankruptcy). New Money Notes to include “Momentive” language and other bankruptcy protections.

Annex A-1

Ranking	The New Money Notes will rank equal in right of payment to all existing and future senior indebtedness, and senior in right of payment to all existing and future subordinated indebtedness.

LTV Covenant

Incremental Pari Debt: up to 37.5% LTV on the Collateral (including PIK interest, which means original LTV accounts for all PIK interest through PIK interest expiration date). No issuance of incremental pari debt until completion of the initial appraisals.

Junior Secured Debt: up to 60.0% LTV on the Collateral (including PIK interest, which means original LTV accounts for all PIK interest through PIK interest expiration date). No issuance of junior secured debt until completion of the initial appraisals.

Pari Debt Cap: $13 billion for first 2 years following the Closing. Thereafter, EchoStar can call for an appraisal as set forth herein and the Pari Debt Cap is set on the lesser of (i) 37.5% LTV on updated Collateral appraisal value, but no less than $13 billion and (ii) $15 billion.

Collateral Transfer/ Replacement

Aggregate cap of $9.5 billion subject to 37.5% pro forma LTV.

Subject to prior FCC consent, collateral may be sold at fair market value determined in accordance with the Collateral Appraisal mechanics below for cash, with 37.5% of collateral sale proceeds used in following waterfall promptly following consummation of the sale:

•      First, (A) $1.5 billion in aggregate principal amount of New Money Notes redeemed at 103.0%, and, thereafter, (B) $500 million in aggregate principal amount of incremental New Money Notes redeemed at 105.0%, plus in each case accrued and unpaid interest to but excluding the redemption date, then

•      Remaining proceeds to redeem New Money Notes at, as applicable, the greater of (i) 60% of the then-applicable make-whole or (ii) then-applicable call price specified in the indenture governing the New Money Notes, plus in each case accrued and unpaid interest to but excluding the redemption date.

EchoStar may elect in its sole discretion to instead use all or any portion of the foregoing proceeds to redeem Exchange Notes at par plus accrued and unpaid interest to but excluding the redemption date.

In the event of the sale of AWS-3 spectrum (sold at fair market value for cash, subject to pro forma LTV less than 37.5% after giving effect to the sale), 75.0% of the proceeds from the sale of said Collateral are to be used in the same proportion and for the same purposes set forth in above.

Collateral may be traded for new spectrum assets so long as that new spectrum is contributed to the collateral package and has an appraised value equal or greater than the appraised value of the Collateral being replaced, as determined by Collateral Appraisal methodology. Notwithstanding the foregoing, Band 66 AWS-3 spectrum can only be traded for other Band 66 AWS-3 spectrum. Any deficit in a trade of AWS-3 spectrum can be topped up with cash to make up the deficit, to be determined by Collateral Appraisal methodology. Such Collateral swaps will be capped at $5 billion aggregate cumulative appraised value of Collateral traded.

Sales, swaps and or other dispositions (including via investments or distributions) of Collateral may not be made to or with any affiliate of EchoStar, with carveout for specified joint ventures.

Annex A-2

37.5% LTV is determined as outstanding principal plus total PIK interest that may be payable thereon, including PIK interest payable through the first two years under the Exchange Notes, including but not limited to interest on interest.

Special Redemption on Collateral Forfeiture

If a Special Partial Mandatory Redemption Event occurs, the New Money Notes will be redeemed in an amount such that immediately after giving effect to such redemption the LTV ratio shall not be greater than 0.375 to 1.00 at a special mandatory redemption price equal to 102% of the aggregate principal amount of the New Money Notes to be redeemed, plus accrued and unpaid interest.

Special Partial Mandatory Redemption Event shall have the same meaning as in the indenture governing the 11.750% Senior Secured Notes due 2027 of DISH Network Corporation (the “Existing Secured Notes Indenture”), as amended to take into account the Collateral securing the New Money Notes and new covenants in this Term Sheet, but subject to 37.5% LTV (instead of 35% LTV).

For the avoidance of doubt, such redemptions relate to the Company’s failure to satisfy any applicable FCC buildout requirements for FCC licenses that account for up to 10% of the aggregate MHz-POPs of all of the Collateral. Any failure for greater than 10% of the aggregate MHz-POPs of all of the Collateral shall be an event of default.

Collateral Appraisal

EchoStar and the trustee (at the direction of Required Noteholders (to be defined in the indenture governing the New Money Notes)) shall each appoint an independent appraiser (the “Initial Appraisers”). If the appraisals of each Initial Appraiser are within 25% of each other, then the average of the two appraisals shall be the Spectrum Value[1].

If the two appraisals are not within 25% of each other, then either the Company or the Trustee (as the direction of Required Noteholders) may request a third appraiser, in which case the two Initial Appraisers will then jointly select a third-party appraiser (the “Third-Party Appraiser”). In such case, the Spectrum Value shall be the average of the appraisals of the two Initial Appraisers and the Third-Party Appraiser.

Subject to timing and other relevant mechanical procedures being agreed in the long-form documentation.

Spectrum Value of the Collateral will be determined based on the appraisal of each Initial Appraisal available at or promptly following the Closing, and the Spectrum Value of any subject spectrum assets will be updated by new appraisals under the above methodology prior to any sale or swap of Collateral.

Other Covenants

In addition to the foregoing, the New Money Notes will contain other negative covenants applicable to EchoStar and its subsidiaries consisting of (i) restricted payments (but solely limited to (x) restricted payments, including investments, in respect of Collateral and (y) dividends paid by EchoStar to its equityholders (other than technical restricted payments (e.g., in connection with equity compensation, in-kind dividends payable in common)), (ii) limitations on EchoStar or any of its subsidiaries (other than any DDBS entity or HSSC entity, respectively) transferring any assets to, making new investments in or prepaying intercompany debts owed to DISH DBS Corporation or its subsidiaries (collectively, “DDBS”) or Hughes Satellite Systems Corporation and its subsidiaries (collectively, “HSSC”) (other than in accordance with, or pursuant to, agreements in effect on the Closing), other than investments in the form of intercompany loans not to exceed $2.0 billion in the aggregate at any one time outstanding, (iii) transactions with affiliates (applicable to EchoStar and Guarantors with $250 million threshold for disinterested board/independent expert opinion), (iv) subsidiary dividend blockers (applicable to EchoStar and Guarantors and based on corresponding provision in Existing Secured Notes Indenture), (v) change of control event (based on corresponding provisions in Existing Secured Notes Indenture but modified to disallow a holding company above EchoStar), (vi) merger covenant (based on corresponding provisions in Existing Secured Notes Indenture and (vii) a prohibition on any pari passu or junior lien debt secured by the Collateral benefitting from any guarantees other than from the Guarantors or from any collateral other than the Collateral.

1 “Spectrum Value” means the fair market value of the Collateral; the fair market value is based on the price a willing buyer would pay a willing seller for the Spectrum Assets (as defined in the Existing Secured Notes Indenture) in a change of ownership transaction.

Annex A-3

For the avoidance of doubt, except as set forth in this “Other Covenants” section, EchoStar and subsidiaries of EchoStar other than the Guarantors shall not be subject to any of the restrictive covenants in the indenture for the New Money Notes.

Events of Default

The New Money Notes will contain event of default provisions substantially similar to those contained in Existing Secured Notes Indenture, including an event of default in respect of (i) any failure to effect any Special Mandatory Redemption due to the FCC’s determination of the Company’s failure to satisfy any applicable FCC buildout requirements for FCC licenses that account for up to 10% of the aggregate MHz-POPs of all of the Collateral, (ii) the FCC’s determination of the Company’s failure to satisfy any applicable FCC buildout requirements for FCC licenses that account for more than 10% of the aggregate MHz-POPs of all of the Collateral and (iii) bankruptcy/insolvency of certain significant subsidiaries (other than DDBS entities and HSSC entities) and (iv) to failure to maintain the Pledged Licenses other than as permitted by the indenture governing the New Money Notes.

Cross-defaults to EchoStar or any subsidiary (other than DDBS entities and HSSC entities) on debt above $250 million.

Voting / Amendments	Consistent with Existing Secured Notes Indenture; consent of holders of at least 75% is required for release of all or substantially all of the Collateral, amendment of the covenant restricting secured debt on the Collateral and amendment of the covenant restricting investments/transfers to DDBS entities and HSSC entities.

Governing Law and Forum	New York and Borough of Manhattan.

Registration	The issuance of the New Money Notes will be registered under the Securities Act of 1933, as amended.

Use of Proceeds	General corporate purposes.

Tax Matters	The New Money Notes are expected to be treated for U.S. federal income tax purposes as indebtedness that are not “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4. The Commitment Premiums payable in kind to a holder will be made without deduction or withholding for any U.S. federal income taxes, except as required by a change in applicable law; provided, that such holder has provided to EchoStar a valid and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series; provided, further that any cash payment of “original issue discount” or other payments on the New Money Notes, and any deduction or withholding with respect thereto, shall be made in accordance with the indentures of the New Money Notes.

Annex A-4

Annex B

Summary Description of Exchange Notes

Issuer	EchoStar

Guarantors	Same as New Money Notes.

Exchange Notes	Up to $2,381 million aggregate principal amount of 6.750% New Spectrum Exchange Notes due 2030 (the “Exchange Notes”) in exchange for the DNC 2025 Notes and DNC 2026 Notes based on the exchange rates set forth above.

Security	Same as New Money Notes.

Interest	The Exchange Notes will bear interest at a rate equal to 6.750% per annum paid in kind through the first four coupon payments and paid in cash thereafter. Interest will be payable semi-annually on November 30 and May 30 of each year, beginning May 30, 2025.

Final Maturity	November 30, 2030

Call Protection

Except as provided under “Collateral Transfer/ Replacement”:

NC-2 (other than at customary “make-whole” price)

On or after second anniversary and prior to third anniversary – 102.000%

Thereafter – Par

Payable upon voluntary redemption or acceleration (including automatic acceleration upon bankruptcy). Exchange Notes to include “Momentive” language and other bankruptcy protections.

Ranking	The Exchange Notes will rank equal in right of payment to all existing and future senior indebtedness, and senior in right of payment to all existing and future subordinated indebtedness.

LTV Covenant	Same as New Money Notes.
Collateral Transfer/ Replacement	Same as described in summary of New Money Notes.
Collateral Appraisal	Same as New Money Notes.
Other Covenants	Same as New Money Notes.
Events of Default	Same as New Money Notes.
Voting / Amendments	Same as New Money Notes.

Governing Law and Forum	New York and Borough of Manhattan.

Registration	The issuance of the Exchange Notes will be registered under the Securities Act of 1933, as amended.
Tax Matters

The Exchange Notes are expected to be treated for U.S. federal income tax purposes as indebtedness that are not “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4.

Annex B-1

Annex C

Summary Description of Convertible Notes

Issuer	EchoStar

Guarantors	Same as New Money Notes.

Convertible Notes	Up to $1,980 million aggregate principal amount of 3.875% Exchange Convertible Notes due 2030 (the “Convertible Notes”) in exchange for the DNC 2025 Notes and DNC 2026 Notes based on the exchange rates set forth above, including an additional $30 million principal of Convertible Notes to be purchased by certain Consenting Creditors.

Security	Same as New Money Notes.

Interest	The Convertible Notes will bear interest at a rate equal to 3.875% per annum paid in kind or in cash, at EchoStar’s discretion, through the first four coupon payments and paid in cash thereafter. Interest will be payable semi-annually on November 30 and May 30 of each year, beginning May 30, 2025.

Final Maturity	November 30, 2030.

Call Protection

NC-3

On or after third anniversary– par plus the make whole premium (soft call right if common stock trades at 130% of conversion price in each of at least 20 trading days, during the 30 consecutive trading days prior to and including the redemption notice date. Call right will constitute a make-whole fundamental change with respect to such called Notes). Typical and customary make whole table to be payable in shares or cash at EchoStar’s option.

Make-whole payable upon voluntary redemption or acceleration (including automatic acceleration upon bankruptcy). Convertible Notes to include “Momentive” language and other bankruptcy protections.

Ranking	The Convertible Notes will rank equal in right of payment to all existing and future senior indebtedness, and senior in right of payment to all existing and future subordinated indebtedness.

Conversion Rate	[●][2] shares per $1,000 principal amount of the Convertible Notes.[3] Adjustments to the conversion rate will be customary for instruments of this type and will include both full ratchet down-round protection and customary public company anti-dilution protection (i.e., adjustments for cash dividends, stock splits (including stock dividends) and combinations, rights offerings, distributions of property (including spin-off transactions) and above-market tender offers).

2 The initial conversion price will reflect a 35% premium to the 30 business days period preceding and post the Transaction announcement, covering 15 business days preceding announcement and 15 business days post announcement. For avoidance of doubt, period from and including September 9th and to and including October 18th, based on a pre-market September 30th announcement. Start date to commence September 9th regardless of Transaction announcement date.

3 VWAP calculated as arithmetic mean (i.e., average) of two periods, (i) 15 consecutive business days (from and including September 9th irrespective of Transaction announcement date) during the relevant pre Transaction announcement period and (ii) 15 consecutive business days during the relevant post Transaction announcement period, the per share volume-weighted average price as displayed in the calculation window of the Bloomberg “Price and Volume Dashboard” under the column header “VWAP”, when using the “Form-T Trade Excluded” calculation methodology for “SATS US Equity”. Such calculation shall be in respect of the period from 9:00am ET until 4:30pm ET on each of the business days in the period. For the avoidance of doubt, the VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Annex C-1

Conversion Rights

The conversion rights of the holders of the Convertible Notes will be substantially similar to the rights of the holders of the DNC 2026 Notes.

Holders of the Convertible Notes may convert their Convertible Notes at their option at any time on or after May 30, 2030.

Holders of the Convertible Notes may convert their Convertible Notes at their option at any time prior to May 30, 2030 upon:

(i)            A fundamental change or other transformative transaction;

(ii)           Common stock trading at 130% of conversion price;

(iii)          Convertible Notes are trading at a discount to their as-converted value;

(iv)          Issuer issuing rights to holders of its common stock entitling shareholders to subscribe for shares of common stock at a price below trading price; or

(v)           Issuer distributing assets with per share value exceeding 10% of the trading price of the common stock.

Change of Control/Fundamental Change

The Convertible Notes will include a customary holder put right at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date in the event of a change of control or other “fundamental change” (e.g., cash merger, liquidation or dissolution of the Company or delisting of the common stock).

Make whole increase to the conversion rate upon conversion in connection with a make whole fundamental change. Typical and customary make whole table.

LTV Covenant	Same as New Money Notes.
Collateral Transfer/ Replacement	Same as described in summary of New Money Notes
Collateral Appraisal	Same as New Money Notes.
Other Covenants	Same as New Money Notes.
Events of Default	Same as New Money Notes and failure to comply with conversion obligations.

Voting / Amendments	Same as New Money Notes.
Governing Law and Forum	New York and Borough of Manhattan.

Registration	The issuance of the Convertible Notes will be registered under the Securities Act of 1933, as amended.
Tax Matters

The Convertible Notes are expected to be treated for U.S. federal income tax purposes as indebtedness that are not “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4. The definitive documentation will contain customary protections against the recognition by holders of deemed dividend pursuant to Section 305 of the Code to the extent applicable and consistent with the economic terms of the Convertible Notes.

Annex C-2

EXHIBIT D

FORM OF JOINDER AGREEMENT

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”)1, dated as of September 30, 2024, by and among the Company and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and be deemed a Consenting Creditor thereunder with respect to any and all Company Claims held by such Joinder Party as of the date hereof or hereafter acquired.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof.

Date Executed:                                                       , 2024

[Remainder of page intentionally left blank]

1       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

JOINDER PARTY:

[INSERT NAME]

By:
Name:
Title:

Email Address:

Address:

Company Claims (including New Money Rights) held by Joinder Party:

$_____________ of [DNC 2025 Notes]

$_____________ of [DNC 2026 Notes]

$_____________ of [New Money Rights]

EXHIBIT E

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”)1, dated as of September 30, 2024, by and among the Company and the Consenting Creditors including the transferor (the “Transferor”) to the Transferee of any Company Claims.

The Transferee hereby agrees to be bound by the terms and conditions of the Agreement to the extent Transferor was thereby bound, it being understood that the Transferee shall hereafter be deemed a Consenting Creditor thereunder with respect to any and all Company Claims, including any and all Company Claims held by such Transferee as of the date hereof or hereafter acquired. The Transferee specifically agrees to be bound by the vote of the Transferor if cast before the effectiveness of the transfer of the Company Claims, as applicable. In the event that there is an inconsistency between this Transfer Agreement and the Agreement, the Agreement shall control in all respects.

The Transferee acknowledges and agrees that (i) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Agreement and (ii) all representations and warranties set forth in the Agreement are true and correct in all material respects as of the date hereof with respect to such Transferee.

[The Transferee represents and warrants that it has sufficient assets and financial capacity to fully exercise and fund the transferred New Money Rights.]2

This Transfer Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

This Transfer Agreement shall take effect and shall become an integral part of the Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement as of the date hereof.

Date Executed:                           , 2024

[Remainder of page intentionally left blank]

1        Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2        To be included only for transfers of New Money Rights.

TRANSFEREE:

[INSERT NAME]

By:
Name:
Title:

Email Address:

Address:

Company Claims (including New Money Rights) Transferred:

$_____________ of [DNC 2025 Notes]

$_____________ of [DNC 2026 Notes]

$_____________ of [New Money Rights]

EXHIBIT F

NEW MONEY RIGHTS

[To insert schedule]